March 29, 1996

Antler Investors
c/o Morton M. Poznak
Schwartz & Freeman
401 North Michigan Avenue
Suite 1900
Chicago, Illinois  60611

     Re:  Antlers Apartments

Gentlemen:

Reference is made to that certain Agreement of Sale ("Agreement") for the above-captioned apartment project. Pursuant to the Agreement, the sale is subject to the parties' receiving a consent from John Hancock Mutual Life Insurance Company ("Hancock"). If Hancock requires a Consent fee, the Purchaser shall pay the cost of this fee provided the fee does not exceed 1% of the then outstanding principal balance of the Hancock loan. If the fee is greater than 1%, then the Agreement will be terminated unless either party agrees to pay the excess.

Notwithstanding anything contained in Paragraph 3 of the Agreement to the contrary, if the Consent is not received by Seller within five (5) days prior to the Closing Date, either party shall have the right upon notice to the other party delivered not less than three (3) days prior to the Closing Date to extend the Closing Date for a period not to exceed thirty (30) days in order to obtain the Consent. If the Consent is not received by the fifth (5th) day prior to the extended date, then either party may terminate the Agreement by notice to the other party. In the event of termination, the Earnest Money plus interest earned thereon shall immediately be returned to the Purchaser and, subject to the provisions of Paragraph 17b of the Agreement, neither party shall have any further liability under the Agreement. If there is a conflict between the terms of this letter and the Agreement, then this letter shall prevail.

Sincerely

UNITED DOMINION REALTY TRUST, (Purchaser)
INC., a Virginia corporation


By:  /s/  Rob Weber
     -------------------------------
     Asst. Vice President

Agreed to:

ANTLER INVESTORS, an Illinois limited (Seller) partnership

By:  Balcor Partners-XV, an Illinois general
     partnership, its sole general partner

By:  RGF-Balcor Associates-II, an Illinois
     general partnership, general partner

By:  The Balcor Company, a Delaware
     corporation, a general partner

By:  /s/ Phillip Schechter
     ------------------------------
     Authorized Agent

VIA FACSIMILE
- -------------

May 2, 1996

Ms. Sarah S. Schimmels
United Dominion Realty Trust, Inc.
10 S. Sixth Street
Suite 203
Richmond, Virginia  23219

     Re:  Antlers Apts.

Dear Sarah:

Pursuant to the provisions of the Side Letter with reference to the above property, we hereby notify you that the Seller has not received the Consent from John Hancock Mutual Life Insurance Company. We, therefore, are extending the Closing Date to June 6, 1996.

However, if the Consent is received prior to June 1, 1996, we will be prepared to close earlier.

If you have any questions, please call.

Sincerely,

SCHWARTZ & FREEMAN

/s/ Morton M. Poznak

Morton M. Poznak


MMP:cm
cc:  Phillip Schechter
     Rick Sollner
     Frances Chetta

May 3, 1996


VIA TELECOPY (312) 222-0618

Morton M. Poznak, Esq.
Schwartz & Freeman
401 North Michigan Avenue, Suite 1900
Chicago, Illinois  60611-4206

     Re:  Antlers Apartments
          Jacksonville, Florida

Dear Mort:

As you know, the Approval Period as defined in the Agreement of Sale dated as of March 29, 1996 (the "Agreement") for the referenced property expired yesterday, with objections due no later than today. Several issues remain outstanding. They are as follows:

General Matters:

1. John Hancock Consent. In connection with the consent from John Hancock, United Dominion has requested the modification of several provisions of the Loan Documents. Those issues include: (1) the restrictions on the administration of tenant leases, (ii) the restriction against the transfer of
beneficial ownership of the   owner of the Property, and (iii) the
representations made in Sections 37, 38, and 41 of Paragraph 20 of the Modification Agreement. Marki Shalloe, the John Hancock analyst handling this matter, indicated that it would take a week or more to address the consent and United Dominion's issues.

With respect to Title:   Reference is made to that certain owner's title
insurance commitment no. FL 014 10 509600078LW, issued by Chicago Title Insurance Corporation (the "Commitment"), as amended.

2. Schedule B, Section 2 Exceptions: Satisfactory evidence that the Covenants and Restrictions of record in O.R. Volume 3448, page 900, restricting the use of the property to "single family dwellings" has been removed or other resolution reasonably acceptable to United Dominion.

3. Title Commitment. United Dominion's receipt of a satisfactory revised title commitment,reflecting the comment made in Paragraph 2 above.

To resolve these remaining issues, I propose that the parties agree to extend the Approval Period for an additional period of two weeks, with a new expiration date for the Approval Period of May 16, during which time we can attempt to resolve these outstanding matters.

United Dominion is prepared to waive its rights to terminate with respect to all other matters.

Please review this information with your client and in the event this proposal is acceptable, please have the Seller indicate its approval in the space provided below. In the event the Seller does not agree to an extension, please notify me.

Best Regards.

Sincerely,

UNITED DOMINION REALTY TRUST, INC.

/s/ Sarah S. Schimmels
- ----------------------------------
Sarah S. Schimmels
Corporate Counsel

Enclosures

cc:  Richard H. Sollner, Esq.
     Robert M. Weber

SEEN AND AGREED TO:

ANTLER INVESTORS, an Illinois limited partnership

By:  Balcor Partners-XV, an Illinois general partnership,
     its sole general partner

By:  RGF-Balcor Associates-II, an Illinois general partnership, general partner

By:  The Balcor Company, a Delaware corporation, a general partner

By:  /s/ Phillip Schechter
     ------------------------------
     Authorized Agent